As filed with the Securities and Exchange Commission on April 2, 2007
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ENSTAR GROUP LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
P.O. Box HM 2267
Windsor Place, 3rd Floor, 18 Queen Street
Hamilton HM JX
Bermuda
Telephone: (441) 292-3645
(Address, including zip code, telephone number, including area code, of registrant’s principal executive offices)
ENSTAR GROUP LIMITED 2006 EQUITY INCENTIVE PLAN
(formerly the Castlewood Holdings Limited 2006 Equity Incentive Plan)
(Full title of the plan)
Corporation Service Company
80 State Street
Albany, New York 12207-2543
(800) 927-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Richard J. Harris Chief Financial Officer Enstar Group Limited P.O. Box HM 2267 Windsor Place, 3rd Floor, 18 Queen Street Hamilton HM JX Bermuda	Robert C. Juelke, Esq. Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Street Philadelphia, Pennsylvania 19103
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Ordinary Shares ($1.00 par value) (1)	1,200,000	$100.515	$120,618,000	$3,703

(1)	Estimated in accordance with Rule 457(c) and (h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on the The Nasdaq Stock Market LLC on March 27, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

2.	The Registrant’s Current Report on Form 8-K12B, filed with the Commission on January 31, 2006;

3.	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 1, 2007; and

4.	The description of Registrant’s share capital contained in Exhibit 99.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any amendments or reports filed for the purpose of updating any such description.
     In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 6.	Indemnification of Directors and Officers.
     From and after the effective time of the merger of a direct wholly-owned subsidiary of the Registrant with and into The Enstar Group, Inc. (“EGI”), the Registrant agreed to indemnify and hold harmless all past and present directors, officers, employees and agents of EGI and its subsidiaries before the consummation of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such at or before the effective time of the merger.
     The Registrant will indemnify or advance expenses to such persons to the same extent such persons were indemnified or had the right to advancement of expenses under EGI’s articles of incorporation, bylaws and indemnification agreements, if any, on the date of the merger agreement, and to the fullest extent permitted by law. The Registrant also has agreed that it will include and cause to be maintained in effect in its memorandum of association and bye-laws, to the extent permitted by law, for a period of six years after the effective time of the merger, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the articles of incorporation and bye-laws of EGI.
     In addition, the Registrant has agreed that it will cause to be maintained, for a period of six years after the consummation of the merger, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by EGI with respect to claims arising from facts or events that occurred at or before the effective time of the merger. The Registrant may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured. Such substitute policies must be issued by insurance companies having the same or better ratings and levels of creditworthiness as the insurance companies that have issued the current policies.
     Under the Bermuda Companies Act, no indemnification may be provided if the individual is fraudulent or dishonest in the performance of his or her duties to the Registrant (unless a court determines otherwise).

     The Registrant’s amended and restated bye-laws provide that it shall indemnify the directors, secretary and other officers (including any person appointed to any committee by the board of directors) while acting in relation to any of the Registrant’s affairs (or any subsidiary thereof) from and against all actions, costs, charges, losses, damages and expenses that they or any of them, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in.
     This indemnity shall not extend to any matter in which any of such persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.
     Each shareholder waives any claim, whether individually or on behalf of the Registrant, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.
     The bye-laws provide that all directors and officers of the Registrant will be indemnified and held harmless out of the assets of the Registrant from and against all losses incurred by such persons in connection with the execution of their duties as directors and officers, except that such indemnity will not extend to any matter in which such person is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.
     The principal effect of this limitation on liability provision is that a shareholder will be unable to recover monetary damages against a director or officer for breach of his duties as a director or officer unless the shareholder can demonstrate that such director or officer committed fraud or dishonesty. The Registrant’s bye-laws do not eliminate its directors’ fiduciary duties. The inclusion of this provision in the memorandum of association may, however, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Registrant and its shareholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.
     The Registrant also has entered into indemnification agreements with each of its directors and certain officers, which provide, among other things, that the Registrant will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s status as a director or officer of the Registrant, such indemnitee was, is or is threatened to be made a party or participant in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative, regulatory or investigative nature, against all judgments, fines, penalties, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding. In addition, each of the indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the indemnification agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under the Registrant’s governing documents, or any other agreement, any vote of the shareholders of the Registrant or any applicable law.

Item 8.	Exhibits.

Exhibit Number	Description of Document
4.1
Memorandum of Association of Castlewood Holdings Limited (incorporated by reference to Exhibit 3.1 to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Registrant, as filed with the Securities and Exchange Commission and declared effective December 15, 2006).

4.2
Second Amended and Restated Bye-Laws of the Registrant (formerly Castlewood Holdings Limited) (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007).

4.3	Registration Rights Agreement, dated as of January 31, 2007, by and among Castlewood Holdings Limited, Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh &

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Exhibit Number		Description of Document

McLennan Employees’ Securities Company, L.P., J. Christopher Flowers, Dominic F. Silvester and other parties thereto set forth on the Schedule of Shareholders attached thereto (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007).

4.4
Castlewood Holdings Limited 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Registrant, as filed with the Securities and Exchange Commission and declared effective December 15, 2006).

4.5	*	First Amendment to Castlewood Holdings Limited 2006 Equity Incentive Plan.

5.1	*	Opinion of Conyers Dill & Pearman, Bermuda counsel, regarding legality of securities.

23.1	*	Consent of Deloitte & Touche

23.2	*	Consent of Deloitte & Touche LLP

23.3	*	Consent of Conyers Dill & Pearman, Bermuda counsel (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included on signature page).

*	Filed herewith

Item 9.	Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on this 30th day of March, 2007.

ENSTAR GROUP LIMITED
By:	/s/ Dominic F. Silvester
Dominic F. Silvester
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Harris and Paul J. O’Shea, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of March, 2007.

/s/ Dominic F. Silvester	/s/ Richard J. Harris

Dominic F. Silvester Chief Executive Officer and Director	Richard J. Harris Chief Financial Officer (signing in his capacity as both principal financial officer and principal accounting officer)

/s/ Paul J. O’Shea	/s/ John J. Oros

Paul J. O’Shea Executive Vice President and Director	John J. Oros Executive Chairman and Director

/s/ Nicholas A. Packer	/s/ Nimrod T. Frazer

Nicholas A. Packer Executive Vice President and Director	Nimrod T. Frazer Director

/s/ J. Christopher Flowers	/s/ T. Whit Armstrong

J. Christopher Flowers Director	T. Whit Armstrong Director

T. Wayne Davis Director	Paul J. Collins Director

/s/ Gregory L. Curl

Gregory L. Curl Director

S-1

Index to Exhibits

Exhibit Number		Description of Document
4.1
Memorandum of Association of Castlewood Holdings Limited (incorporated by reference to Exhibit 3.1 to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Registrant, as filed with the Securities and Exchange Commission and declared effective December 15, 2006).

4.2
Second Amended and Restated Bye-Laws of Enstar Group Limited (formerly Castlewood Holdings Limited) (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007).

4.3
Registration Rights Agreement, dated as of January 31, 2007, by and among Castlewood Holdings Limited, Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees’ Securities Company, L.P., J. Christopher Flowers, Dominic F. Silvester and other parties thereto set forth on the Schedule of Shareholders attached thereto (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K12B, as filed with the Securities and Exchange Commission on January 31, 2007).

4.4
Castlewood Holdings Limited 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Registrant, as filed with the Securities and Exchange Commission and declared effective December 15, 2006).

4.5	*	First Amendment to Castlewood Holdings Limited 2006 Equity Incentive Plan.

5.1	*	Opinion of Conyers Dill & Pearman, Bermuda counsel, regarding legality of securities.

23.1	*	Consent of Deloitte & Touche

23.2	*	Consent of Deloitte & Touche LLP

23.3	*	Consent of Conyers Dill & Pearman, Bermuda counsel (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included on signature page).

*	Filed herewith